EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (Nos. 333-83809 and 333-138054) on Form S-8 of our report dated June 18, 2009 appearing in the annual report on Form 11-K of Applied Industrial Technologies, Inc. Retirement Savings Plan for the year ended December 31, 2008.
/s/ Plante & Moran, PLLC
Cleveland, Ohio
June 18, 2009